Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2010

Revenues Increase 23% in Fourth Quarter

DALLAS, TX, March 17, 2011 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the fourth quarter and year ended December 31, 2010. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom remodeling products, storage organization systems for closets and garages and related accessories.

Financial Results

For the fourth quarter, USHS revenues increased 23% to $38.0 million as compared to $30.9 million in the fourth quarter 2009.

Net income for the fourth quarter 2010 was $708,000 or $0.10 per share. During the quarter USHS recorded a pre-tax benefit of $370,000 for partial reimbursement of legal fees which the Company incurred defending certain class action lawsuits, which had been settled. Excluding this non-recurring item, USHS net income would have been $494,000 or $0.07 per share. This compares to net loss for the fourth quarter of 2009 of $1.3 million or $0.18 per share. The loss in the fourth quarter of 2009 included non-recurring pre-tax charges of $2.2 million ($1.5 million after tax) related to settlement of a class action lawsuit and an on-going sales tax matter. Excluding these charges, net income was $204,000 or $0.03 per share in the fourth quarter 2009.

Murray Gross, chairman and chief executive officer, commented, “We recorded our sixth consecutive year-over-year quarterly increase in revenues and new orders in the fourth quarter. Our new orders in the fourth quarter increased 13% to $37.2 million from $32.8 million in the fourth quarter last year. This improvement demonstrates the progress we are making and the improvements in demand for our solutions.”

Mr. Gross continued, “We have experienced an increase in consumer interest in our kitchen refacing and countertop products since the beginning of the year when The Home Depot included the kitchen refacing category in their new kitchen marketing strategy, ‘A Solution for Every Kitchen and Budget - Replace, Reface, Renew’. We are confident that this new marketing strategy, combined with our enhanced in-store marketing initiatives and the installation of new kitchen refacing displays in all The Home Depot stores, has significantly contributed to our increased new orders and revenues.”

“We believe that a number of external factors have also contributed to increased consumer interest in our products during 2010 and that these factors will continue to enhance consumer interest in 2011. We know that remodeling activity is generally higher in the first 12 months of home ownership. We have seen increased demand in 2010 from recent home buyers as a result of the first time home buyers tax credit program, however, we believe that a significant number of these home owners will be in the market for home improvements in 2011. Additionally, we believe that homeowners who are unable to move up due to eroded equity in their homes are looking for economical alternatives to upgrade their kitchens. We believe these customers are finding that cabinet refacing is an alternative to full kitchen remodeling. We believe that current data from the Joint Center for Housing Studies at Harvard University supports the trend that the cabinet refacing category is growing.”

Fourth Quarter 2010 Highlights

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USHS reported new orders increased to $37.2 million in the fourth quarter 2010 from $32.8 million in the fourth quarter last year. USHS had backlog of uncompleted orders of $20.0 million at December 31, 2010.

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In connection with USHS market expansion program, USHS initiated service in five new markets during the fourth quarter 2010. As of December 31, 2010, it had initiated service in fourteen new markets in 2010 encompassing approximately 189 The Home Depot stores.

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Fixed operating costs, consisting of branch operating and general and administrative expenses, declined to 12.0% of revenues in the fourth quarter 2010 from 14.5% in the same quarter last year. The decline reflected increased leverage from higher revenues.

For the year ended December 31, 2010, USHS had revenues of approximately $145.9 million as compared to $111.0 million last year, an increase of 31.4%. Net income was $2.1 million or $0.30 per share as compared to a net loss of $4.0 million, or $0.55 per share, respectively. Both 2010 and 2009 included non-recurring items, including those described above. Excluding one time items, net income for the year ended December 31, 2010 would have been $2.1 million, or $0.30 per diluted share, as compared to net loss of $1.5 million, or $0.21 per diluted share for the year ended December 31, 2009.

Year 2010 Highlights

•	The Company reported new orders increased 29.3% to $148.6 million in 2010 from $114.9 million in 2009.

•	USHS began offering its kitchen refacing products in the Home Depot Do-It-Yourself (DIY) program.

•	The Company installed new kitchen refacing product displays in all U.S. The Home Depot stores.

•	USHS initiated a market expansion program, beginning service in fourteen new markets encompassing approximately 189 The Home Depot stores.

•	The Company launched an internet micro-site in September 2010 generating $3.3 million in new orders since the site’s launch.

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USHS completed in excess of 17,000 jobs and received a VOC (Voice of the Customer) rating of 9.46 out of a maximum of 10.0. The Home Depots VOC rating is based on customer surveys and is an indication of customer satisfaction and service provider quality.

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Fixed operating costs, consisting of branch operating and general and administrative expenses, declined to 12.6% of revenues in 2010 from 16.5% last year. The decline principally reflected increased leverage from higher revenues.

Mr. Gross concluded, “In spite of continuing challenges of lower credit approval rates for our customers, we increased our new orders in 2010. Resolving the credit approval rate remains a top priority. As we enter the first quarter of 2011, our seasonally slower quarter of the year, we remain confident in near term improvement as we work together with our strategic partner.”

First Quarter 2011 Outlook

USHS expects:

•	Revenues in the first quarter 2011 of $36 to $37 million as compared to revenues of $33.1 million in the first quarter 2010.

•	Net income of $0.06 to $0.07 per share, compared to $0.05 per share in the first quarter 2010.

Conference Call Information

Management of USHS will hold a conference call on March 17, 2011 at 4:30 p.m. ET to discuss its 2010 fourth quarter and year end financial results.

Interested parties may access the call by calling 1-877-941-2068 from within the United States, or 1-480-629-9712 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through March 24, 2011, and can be accessed by dialing 1-877-870-5176 (U.S.), 1-858-384-5517 (international), passcode 4418992.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until April 17, 2011 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-tables follow-

USHS REPORTS FOURTH QUARTER 2010 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(In thousands, except shares and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)
Revenues	$38,004	$30,855	$145,873	$110,951
Cost of remodeling contracts	18,383	14,076	68,552	49,399

Gross profit	19,621	16,779	77,321	61,552

Costs and expenses:
Branch operations	1,858	1,905	7,618	7,907
Sales and marketing	14,162	12,503	55,281	46,097
General and administrative	2,721	2,579	10,819	10,365
Loss on sale of building	—	—	171	—
Legal settlement	(370)	1,746	(370)	3,246

Total costs and expenses	18,371	18,733	73,519	67,615

Operating income (loss)	1,250	(1,954)	3,802	(6,063)
Interest expense	16	35	99	145
Other income (expense)	20	35	10	139

Income (loss) before income taxes	1,254	(1,954)	3,713	(6,069)
Income tax expense (benefit)	546	(635)	1,556	(2,069)

Net income (loss)	708	(1,319)	2,157	(4,000)

Net income (loss) per common share: basic and diluted	$0.10	($0.18)	$0.30	($0.55)

Number of weighted-average shares of common stock outstanding – basic	7,143,145	7,143,880	7,138,105	7,221,680

Number of weighted-average shares of common stock outstanding – diluted	7,261,054	7,143,880	7,205,774	7,221,680

USHS REPORTS FOURTH QUARTER 2010 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	December 31
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$8,027,353	$6,336,889
Marketable securities	802,634	797,410
Accounts receivable-trade, net	6,168,778	4,242,435
Accounts receivable-other	729,602	451,090
Income tax receivable	47,383	1,415,582
Commission advances	1,430,869	1,150,154
Inventories, net	3,816,907	3,650,545
Prepaid advertising and marketing	1,785,555	1,103,689
Prepaid expenses – other	809,803	767,278
Deferred income taxes, net	880,882	1,605,813

Total current assets	24,499,766	21,520,885

Property, plant, and equipment, net	2,362,624	2,485,542
Assets held for sale	—	2,514,643
Goodwill	3,589,870	3,589,870
Other assets	496,413	623,365

Total assets	$30,948,673	$30,734,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,644,331	$3,936,798
Accrued wages, commissions, bonuses and vacation	1,995,570	1,588,833
Accrued legal settlement	—	1,897,822
Federal and state taxes payable	1,735,045	1,381,635
Long-term debt, current portion	333,333	222,553
Other accrued liabilities	641,256	748,596

Total current liabilities	9,349,535	9,776,237
Deferred income taxes, net	403,630	310,491
Long-term debt, net of current portion	555,556	2,292,221

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,192,886 and 7,155,058 shares issued; 7,152,718 and 7,132,026 shares outstanding at December 31, 2010 and 2009, respectively	7,193	7,155
Additional capital	14,227,828	14,059,625
Retained earnings	6,494,654	4,337,755
Treasury stock, at cost, 40,168 and 23,032 shares at December 31, 2010 and 2009, respectively	(89,723)	(49,179)

Total stockholders’ equity	20,639,952	18,355,356

Total liabilities and stockholders’ equity	$30,948,673	$30,734,305